Exhibit 4.1

SUPPLEMENTAL INDENTURE

THIS SUPPLEMENTAL INDENTURE (the “Supplemental Indenture”), dated as of March 30, 2007, is entered into by and between MacDermid, Incorporated, a Connecticut corporation (the “Company”) and The Bank of New York, as trustee under the Indenture referred to below (the “Trustee”).

Recitals

A.            The Company and the Guarantors have heretofore executed and delivered to the Trustee an indenture (the “Indenture”), dated as of June 20, 2001 providing for the initial issuance of an aggregate principal amount of $301,500,000 of 9 1/8% Senior Subordinated Notes due 2011 (the “Notes”).

B.            Matrix Acquisition Corp., a Connecticut corporation (“Acquisition Corp.”), MDI Holdings, LLC, a Delaware limited liability company (“Holdco”), and the Company have entered into that certain Agreement and Plan of Merger (“Merger Agreement”), dated as of December 15, 2006, pursuant to which Acquisition Corp. will merge with and into the Company (the “Merger”), with the Company being the surviving company and a majority-owned subsidiary of Holdco.

C.            The Company proposes to amend the Indenture and the Notes (the “Proposed Amendments”) as contemplated hereby.

D.            Pursuant to the Offer to Purchase and Consent Solicitation Statement dated March 20, 2007 (the “Offer”), Acquisition Corp. has received and delivered to the Trustee the consent of Holders of at least a majority in aggregate principal amount of the Notes to the Proposed Amendments.

E.             Pursuant to Section 9.02 of the Indenture, the Company may amend or supplement the Indenture and the Notes as contemplated hereby, and the Trustee is authorized to join with the Company in executing and delivering this Supplemental Indenture, provided that the Holders of at least a majority in aggregate principal amount of Notes then outstanding have consented.

F.             Following the execution of this Supplemental Indenture, the Proposed Amendments will not become operative until Acquisition Corp. accepts Notes for purchase pursuant to and in accordance with the terms of the Offer (the “Acceptance Date”).

Agreement

Now therefore, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company and the Trustee covenant and agree as follows:

1.             Capitalized Terms.  Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2.             Proposed Amendments.  Operative as of, and subject to, the Acceptance Date, the Indenture is hereby amended as follows:

(a)           The section headings or captions and the text of each of the following Sections of the Indenture are hereby deleted in their entirety and replaced with the phrase “[Intentionally Omitted]”:  Section 3.09 (Offer to Purchase by Application of Excess Proceeds); Section 4.03 (Reports); Section 4.05 (Taxes); Section 4.06 (Stay, Extension and Usury Laws); Section 4.07 (Restricted Payments); Section 4.08 (Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries); Section 4.09 (Incurrence of Indebtedness and Issuance of Preferred Stock); Section 4.10 (Asset Sales); Section 4.11 (Transactions with Affiliates); Section 4.12 (Limitations on Liens); Section 4.13 (Designation of Restricted and Unrestricted Subsidiaries); Section 4.15 (Offer to Repurchase Upon Change of Control); Section 4.16 (No Senior Subordinated Debt); Section 4.17 (Limitation on Issuance of Guarantees of Indebtedness); Section 4.18 (Payments for Consent); and Section 4.19 (Suspended Covenants); Section 4.20 (Additional Note Guarantees).

(b)           Section 4.04 (Compliance Certificate) is hereby amended to read in its entirety as set forth on Schedule A hereto.

(c)           Section 5.01 (Merger, Consolidation, or Sale of Assets) is hereby amended to read in its entirety as set forth on Schedule B hereto.

(d)           Section 6.01 (Events of Default) is hereby amended to read in its entirety as set forth on Schedule C hereto.

(e)           All references in the Indenture to provisions that have been deleted as a result of the amendments set forth in this Supplemental Indenture are also hereby deleted in their entirety.

3.             Effect and Operation of Supplemental Indenture.

(a)           Assuming the accuracy of Recital D to this Supplemental Indenture, this Supplemental Indenture shall be effective and binding immediately upon its execution by the Parties; provided, however, notwithstanding anything in the Indenture or this Supplemental Indenture to the contrary, the amendments to the Indenture set forth in or pursuant to Section 2 of this Supplemental Indenture shall not become operative until the Acceptance Date and the Indenture will remain in effect in its current form until such amendments become operative.  If the Offer is terminated, withdrawn or otherwise not completed on or before May 31, 2007, this Supplemental Indenture will have no force or effect and the amendments to the Indenture set forth in or pursuant to Section 2 of this Supplemental Indenture will not become operative.

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(b)           Except as modified or amended by this Supplemental Indenture, all provisions of the Indenture shall remain in full force and effect.  In the event of conflict between the terms and conditions contained in the Notes and those contained in the Indenture, as modified and amended by this Supplemental Indenture, the provisions of the Indenture, as modified and amended by this Supplemental Indenture, shall control.

(c)           The Trustee accepts the modification of the Indenture effected by this Supplemental Indenture, but only upon the terms and conditions set forth in the Indenture.  Without limiting the generality of the foregoing, the Trustee assumes no responsibility for the correctness of the recitals herein contained, which shall be taken as the statements of the Company.  The Trustee makes no representation and shall have no responsibility as to the validity and sufficiency of this Supplemental Indenture or the proper authorization or the due execution hereof by the Company.

(d)           Except as expressly amended in or pursuant to Section 2 of this Supplemental Indenture, the Indenture is in all respects ratified and confirmed by the Parties and all the terms, conditions and provisions thereof shall remain in full force and effect.  This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

4.             Interpretation.  Upon the execution and delivery of this Supplemental Indenture, the Indenture shall be modified and amended in accordance with this Supplemental Indenture as of (and subject to) the Acceptance Date and all the terms and conditions of the Indenture and this Supplemental Indenture shall be read together as though they constitute one instrument, except that, in case of conflict, the provisions of this Supplemental Indenture shall control.  The Indenture, as modified and amended by this Supplemental Indenture, is hereby ratified and confirmed in all respects and shall bind every Holder of the Notes.

5.             Governing Law.  THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

6.             Counterparts.  This Supplemental Indenture may be executed in two or more counterparts, each of which shall be an original, but all of which together shall constitute one and the same document.

7.             Effect of Headings.  The Section headings herein are for convenience only and shall not affect the construction hereof.

8.             Trust Indenture Act Controls.  If any provision in this Supplemental Indenture limits, qualifies or conflicts with any provision of the Trust Indenture Act of 1939, as amended (the “TIA”), that is required under the TIA to be a part of or govern any provision of this Supplemental Indenture, such provision of the TIA shall control.  If any provision of this

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Supplemental Indenture modifies or excludes any provision of the TIA that may be so modified or excluded, such provision of the TIA shall be deemed to apply to the Indenture as so modified or excluded by this Supplemental Indenture, as the case may be.

10.           Severability.  In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

11.           Indenture Generally.  Except as supplemented herein, the Indenture remains in full force and effect.

12.           Amendments to Notes.  The Notes shall be amended in correspondence with the amendments set forth in this Supplemental Indenture.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

MACDERMID, INCORPORATED
By:	/s/ Daniel H. Leever
Name:	Daniel H. Leever
Title:	Chairman and Chief Executive Officer

THE BANK OF NEW YORK, as Trustee
By:	/s/ Stacey B. Poindexter
Name:	Stacey B. Poindexter
Title:	Assistant Vice President

Schedule A

SECTION 4.04. Compliance Certificate.

(a)  The Company shall comply with TIA ss. 314(a)(4).

(b)  For so long as any Notes remain outstanding, the Company and the Guarantors shall furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Schedule B

SECTION 5.01. Merger, Consolidation, or Sale of Assets

The Company shall not, directly or indirectly, consolidate or merge with or into (whether or not the Company is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries taken as a whole, in one or more related transactions to, another Person unless (i) either the Company is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia (any such Person, the “Successor Company”), (ii) the Successor Company assumes all the obligations of the Company under the Notes, this Indenture and the Registration Rights Agreement pursuant to agreements reasonably satisfactory to the Trustee and (iii) immediately after such transaction no Default exists.

Schedule C

SECTION 6.01. Events of Default.

An “Event of Default” occurs if:

(a)  the Company defaults in the payment when due of interest on, or Liquidated Damages, if any, with respect to, the Notes and such default continues for a period of 30 days, whether or not such payment shall be prohibited by Article 10 hereof;

(b)  the Company defaults in the payment when due of principal of or premium, if any, on the Notes when the same becomes due and payable at maturity, upon redemption (including in connection with an offer to purchase) or otherwise, whether or not such payment shall be prohibited by Article 10 hereof;

(c)  Intentionally Omitted;

(d)  Intentionally Omitted;

(e)  Intentionally Omitted;

(f)  Intentionally Omitted;

(g)  Intentionally Omitted:

(h)  Intentionally Omitted:

(i)  Intentionally Omitted; or

(j)  except as permitted by this Indenture, any Note Guarantee is held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any Guarantor, shall deny or disaffirm its obligations under such Guarantor’s Note Guarantee.